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                                                                    Exhibit 99.1

                    PEPSI-COLA PUERTO RICO BOTTLING COMPANY
                    ANNOUNCES COMPLETION OF SALE OF CONTROL


         TOA BAJA, PUERTO RICO, JULY 20, 1998. Pepsi-Cola Puerto Rico Bottling Company (NYSE: PPO) today announced completion of transactions (announced on June 16, 1998) resulting in the sale of a controlling interest in the company. P-PR Transfer, LLP (P-PR), a joint venture between Pohlad Companies and a division of PepsiCo, Inc., was joined by V. Suarez & Co. Inc. (V. Suarez) in the transactions which were effective July 17, 1998. The parties acquired in the aggregate 5,000,000 issued and outstanding shares of Class A common stock and 6,210,429 shares of Class B common stock of the company, consistent with the terms announced previously. Following the transactions, P-PR and V. Suarez hold approximately 41.7% and 10.4% respectively of the overall shares and 62.3% and 15.6% respectively of the voting control of the Company. The buying parties also received warrants to purchase an aggregate of 1,700,000 Class B shares exercisable at any time until February 20, 2006 at $6.875 per share.

         The company also announced the resignation of six members of its Board of Directors and the appointment of new directors designated by P-PR, effective
July 18, 1998. The remaining director, Basil K. Vasiliou (Chairman, Vasiliou & Co., Inc.) has been joined by Christopher E. Clouser (Senior Vice President-Administration, Northwest Airlines, Inc.), Philip N. Hughes (Owner, Hughes Investments, Inc.), Robert C. Pohlad (President, CEO, Pohlad Companies), Diego
J. Suarez (President, CEO, V. Suarez & Co., Inc.), Craig E. Weatherup, (Chairman, CEO, Pepsi-Cola Company), John F. Woodhead (Private Investor) and Raymond W. Zehr, Jr. (Vice President, Pohlad Companies).

         Pepsi-Cola Puerto Rico Bottling Company distributes and markets Pepsi and other soft drinks. Founded in 1987, Pepsi-Cola Puerto Rico Bottling Company is the first Caribbean soft drink bottler to list its shares on the New York Stock Exchange.

         Pohlad Companies, through its subsidiaries, is the third largest Pepsi-Cola bottler in the United States that is not majority owned by PepsiCo. In addition to its interest in P-PR, Pohlad Companies owns Dakota Beverage Company, Inc., and a significant interest in Delta Beverage Group, Inc.

         V. Suarez & Co., Inc. distributes and markets numerous consumer products throughout Puerto Rico in the beverage, food, household goods and toy segments. V. Suarez is one of the oldest continuing and largest distributors of consumer products in Puerto Rico.

For Additional Information:

John F. Bierbaum
Vice President, Chief Financial Officer
Pohlad Companies
612-661-3830